As filed with the Securities and Exchange Commission on July 12, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Silver Bull Resources, Inc.

(Exact name of registrant as specified in its charter)

Nevada	91-1766677
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

777 Dunsmuir Street, Suite 1610

Vancouver, B.C. V7Y 1K4

(Address of Principal Executive Offices, including Zip Code)

2019 Stock Option and Stock Bonus Plan

(Full title of the plan)

Sean C. Fallis Chief Financial Officer Silver Bull Resources, Inc. 777 Dunsmuir Street, Suite 1610 Vancouver, B.C. V7Y 1K4 Telephone: 604-687-5800	With copies to: Brian Boonstra Davis Graham & Stubbs LLP 1550 Seventeenth Street, Suite 500 Denver, Colorado 80202 Telephone: 303-892-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (par value $0.01 per share)	23,632,821	$0.09	$2,126,954	$257.79

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any securities that may be offered or issued pursuant to the Silver Bull Resources, Inc. (the “Company”) 2019 Stock Option and Stock Bonus Plan, as amended from time to time (the “2019 Plan”), as a result of adjustments for stock dividends, stock splits, and similar changes.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The calculation of the registration fee is based upon a per share price of $0.09, which was the average of the bid and asked price of the common stock of the Company on July 11, 2019 as reported for such date on the OTCQB Venture Marketplace.

Explanatory Note

This Registration Statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 23,632,821 shares of common stock, par value $0.01 per share, of the Company, which may be issued pursuant to awards under the 2019 Plan.

As used in this Registration Statement, the term “Company” or “registrant” refers to Silver Bull Resources, Inc. and its subsidiaries.

PART I

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to the participants in the 2019 Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to General Instruction E to Form S-8, taken together, constitute a prospectus for the 2019 Plan that meets the requirements of Section 10(a) of the Securities Act.

PART II

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are hereby incorporated into this Registration Statement by reference as of their date of filing with the Commission:

(a)     The Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018 filed with the Commission on January 16, 2019;

(b)     The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended January 31, 2019 and April 30, 2019 filed with the Commission on March 15, 2019 and June 14, 2019, respectively;

(c)     The Company’s Current Reports on Form 8-K as filed with the Commission on April 5, 2019 and April 19, 2019; and

(d)   The description of the Company’s common stock contained in the Company’s registration statement on Form 10-SB (File No. 000-27667) filed with the Commission on October 15, 1999 under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any subsequent amendment or report filed for the purpose of updating such description.

2

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered under this Registration Statement have been sold, or deregistering all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests of Named Persons and Counsel.

Davis Graham & Stubbs LLP has opined to the legality of the securities being registered pursuant to this Registration Statement.

Item 7. Indemnification of Directors and Officers.

Our bylaws require us to indemnify our officers, directors, employees and agents against certain liabilities incurred by them in those capacities if they acted in good faith and reasonably believed that their conduct was in or not opposed to our best interests. We are also required to indemnify a person who is or was a director, officer, employee or agent of ours and who was successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, against reasonable expenses, which include attorneys’ fees, incurred by him or her in connection with the proceeding.

We have also entered into written agreements with each of our directors and executive officers to generally indemnify and advance expenses to those individuals to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

Item 8. Exhibits.

Exhibit No.	Description of Exhibit
5.1	Opinion of Davis Graham & Stubbs LLP
10.1+	2019 Stock Option and Stock Bonus Plan (incorporated by reference to Exhibit 10.2 of the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2019)
23.1	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1)
23.2	Consent of Smythe LLP
23.3	Consent of Archer, Cathro & Associates (1981) Limited
24.1	Powers of Attorney (included on signature page of this Registration Statement)

+       Indicates a management contract or compensatory plan, contract or arrangement.

Item 9. Undertakings.

A.       The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

4

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on July 12, 2019.

Silver Bull Resources, Inc.

By:	/s/ Timothy T. Barry
Name:	Timothy T. Barry
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Timothy Barry and Sean Fallis, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy T. Barry	President, Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2019
Timothy T. Barry

/s/ Sean C. Fallis	Chief Financial Officer (Principal Financial and Accounting Officer)	July 12, 2019
Sean C. Fallis

/s/ Brian D. Edgar	Chairman and Director	July 12, 2019
Brian D. Edgar

/s/ Daniel J. Kunz	Director	July 12, 2019
Daniel J. Kunz

/s/ John A. McClintock	Director	July 12, 2019
John A. McClintock

6